January 22, 2007

Daniel S. Falter
7041 SW 5th Street
Plantation, Florida 33317

Dear Dan,

This purpose of this letter is to memorialize our agreement relating to your Income Continuation Protection as stated in your employment offer letter dated December 6, 2006:

Income Continuation Protection:

In the event that your employment is terminated by Home Diagnostics at anytime without “Cause” you shall be entitled to receive:

I.	6 months salary continuation at your highest base salary during the past 12 months; and

II.	Health benefits for you and your family during the salary continuation period.

In the event that, during the 12-month period after a Change of Control of Home Diagnostics, your employment is terminated by the Company or any successor entity without “Cause”, or reassignment within the first three (3) years following a Change of Control with Home Diagnostics or any successor entity to an office 25 miles or more from your current office location, in addition to the benefits listed above you shall also be entitled to receive accelerated vesting of all outstanding stock options.

The income continuation benefits detailed above are subject to the limitation that if you become employed full-time with equivalent benefits following termination, all income continuation and medical benefits shall cease.

For purposes of this letter:

“Change of Control” shall mean: (i) any ‘person’ (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the ‘beneficial owner’ (as defined in Rule 13(d) under the Exchange Act, directly or indirectly, of securities representing fifty percent (50%) or more of the combined voting power of the then outstanding securities, (ii) a merger, consolidation, share exchange, business combination, joint venture or similar transaction, as a result of which the stockholders of the Company prior to such transaction hold less than fifty percent (50%) of the combined voting power of the then outstanding securities after giving effect to such transaction, (iii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of Company, or (iv) where the Company has filed a Current Report on Form 8 -K reporting under current Item 5.01 (or other Item if subsequently renumbered or subsequent Item) that a change of control of the Company has occurred;

“Cause” shall mean (1) the indictment of, or the bringing of formal charges against you by a governmental authority for charges involving fraud, embezzlement, dishonesty, violence or moral turpitude; (2) your commission of any criminal act; (3) willful misconduct, gross negligence, gross malfeasance, gross misfeasance, or gross misconduct by you in the performance of your job; (4) actions by you which cause (company)’s reputation or image to materially suffer; (5) a breach by you of your Confidentiality and Non-Competition agreement; and (6) other events or matters relating to your job performance or conduct that would ordinarily cause an employer to seriously consider the termination of an employee’s employment.

If you agree, please sign where indicated and return to Kim Zeltwanger, Director, Human Resources.

Sincerely,

/s/ J. Richard Damron, Jr.

J. Richard Damron, Jr.
President/CEO

Agreed:

/s/ Daniel Falter

Daniel Falter

Dated: 1/22/07